Exhibit 10.18

MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE AGREEMENT

between

NATIONSTAR MORTGAGE LLC
Seller

and

BARCLAYS BANK PLC
Purchaser and Agent

Dated March 25, 2011

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EXHIBITS
Exhibit A    Participation Certificate
Exhibit B    Trade Assignment
Exhibit C    Document List
Exhibit D    Warehouse Lender's Release
Exhibit E    Assignment
Exhibit F    Form of Confirmation
Exhibit G    Seller's Officer's Certificate
Exhibit H    Seller's Officer's Certificate
Annex A    Seller's Delivery Instructions
Annex B    Purchaser Notices

iii

MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE AGREEMENT
This is a MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of March 25, 2011, between Barclays Bank PLC, as administrative agent (“Agent”) and purchaser (“Purchaser”) and Nationstar Mortgage LLC, as Seller (“Seller”).
PRELIMINARY STATEMENT
Seller desires to sell to Purchaser from time to time all of Seller's beneficial right, title and interest in and to designated pools of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back Securities, and the servicing rights relating thereto, with the terms described in related Takeout Commitments, each in the form of a 100% undivided beneficial ownership interest evidenced by a Participation Certificate.
Purchaser desires and (i) shall, subject to satisfaction of certain conditions precedent, purchase such Participation Certificates with an aggregate Purchase Price not to exceed the Committed Amount, and (ii) may, in its sole discretion, purchase such Participation Certificates with an aggregate Purchase Price not to exceed the Uncommitted Amount, in each case, from Seller in accordance with the terms and conditions set forth in this Agreement. Seller, subject to the terms hereof, will cause (a) the Related Mortgage Loans to back a Security issued by Seller and guaranteed by the Applicable Agency, and (b) Delivery of such Security by the Applicable Agency to Purchaser or its designee in exchange for the Related Participation Certificate, which Security will be purchased by a Takeout Investor.
Purchaser's agreement to purchase any Participation Certificate evidencing a beneficial interest in the Related Mortgage Loans and the servicing rights related thereto is based on Purchaser's expectation, in reliance upon Seller's representations, warranties and agreements herein, that (a) such Mortgage Loans in the aggregate, constitute a pool or pools of mortgage loans that are eligible to back a Security, (b) such Mortgage Loans are sufficient for Seller to issue and the Applicable Agency to guarantee the Security, (c) such Security will be issued in the amount and with the terms described in the related Takeout Commitment, (d) Purchaser's broker-dealer affiliate, Barclays Capital, Inc. (“BCI”) will receive Delivery of such Security on the specified Anticipated Delivery Date on behalf of Purchaser, and (e) such Security will be purchased by the related Takeout Investor.
The amount of the Purchase Price and the Completion Fee to be paid by Purchaser to Seller with respect to each Participation Certificate will be calculated on the expectation of Purchaser, which expectation is acknowledged and confirmed by Seller, that Purchaser or BCI, on behalf of Purchaser, will receive Delivery of the Security to be backed by the Related Mortgage Loans on the specified Anticipated Delivery Date, that failure to receive such Delivery will result in a material decrease in the market value of the Participation Certificate and the Related Mortgage Loans considered as a whole and that the related Takeout Investor will purchase the Security from Purchaser or BCI, on behalf of Purchaser. During the period from the purchase of a Participation Certificate to Delivery of the related Security, Purchaser expects to rely entirely upon Seller to subservice the Related Mortgage Loans for the benefit of Purchaser, it being acknowledged that the continued effectiveness of Seller's Approvals during such period constitutes an essential factor in the calculation by Agent of the Purchase Price and the Completion Fee paid to Seller for the Related Participation Certificate and that loss of such Approvals by Seller would result in a material decrease in the market value of the Participation Certificate and the Related Mortgage Loans considered as a whole.
In consideration of the mutual promises and agreements herein contained the receipt and sufficiency of which are hereby acknowledged, the parties hereto as follows:
Section 1.Definitions.

Capitalized terms used but not defined herein shall have the meanings set forth in the Custodial Agreement. As used in this Agreement, the following terms shall have the following meanings:
“30+ Day Delinquent Mortgage Loan” means any Mortgage Loan for which the Monthly Payment for which was not received within 29 days after its Due Date.

“Accepted Servicing Practices” means, with respect to any Related Mortgage Loan, those accepted and prudent mortgage servicing practices and procedures (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of each Agency Program, applicable law, FHA regulations and VA regulations and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.
“Act of Insolvency” means, with respect to any Person,
(i)the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent or seek to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

(ii)a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person's Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within sixty (60) days of filing; provided, that if, under any other agreement for Indebtedness, Seller is subject to a shorter time period to dismiss any such proceeding, such shorter time period shall be automatically incorporated into this Agreement as if fully set forth herein without the need of any further action on the part of any party;

(iii)that such Person or any Affiliate shall become insolvent;

(iv)that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay any of its debts or obligations as they become due or mature;
(v)any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the executive management of such Person; or

(vi)the audited annual financial statements of such Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or

(vii)if such Person or any Affiliate is a corporation, such Person or any Affiliate or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the foregoing actions.

“Adjustable Rate Mortgage Loan” means a Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agency Guide” means the Freddie Mac Guide, the Fannie Mae Guide, or the Ginnie Mae Guide, as applicable.
“Agency Program” means the Freddie Mac Program, the Fannie Mae Program, or the Ginnie Mae Program, as applicable.
“Agent” means Barclays Bank PLC and its successors in interest, as administrative agent for Purchaser and any additional purchasers that may become a party hereto.
“Aggregate EPF Purchase Price” means, as of any date of determination, an amount equal to the aggregate Purchase Price for all Participation Certificates then owned by Purchaser and subject to the terms of this Agreement.
“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price (as defined in the Master Repurchase Agreement) for all Mortgage Loans then subject to Transactions (as defined in the Master Repurchase Agreement) under the Master Repurchase Agreement.
“Anticipated Delivery Date” means, with respect to a Security, the date specified in the related Form HUD 11705 (Schedule of Subscribers), Fannie Mae Form 2014 (Delivery Schedule) or Freddie Mac Form 939 (Settlement and Information Multiple Registration Form), as applicable, on which it is anticipated that Delivery of the Security by the Applicable Agency will be made, which date shall be no more than sixty (60) days after the Purchase Date of the underlying Participation Certificate.
“Applicable Agency” means Ginnie Mae, Fannie Mae, or Freddie Mac, as applicable.
“Applicable Margin” shall have the meaning assigned thereto in the Pricing Side Letter.
“Approvals” means, with respect to Seller and Servicer, the approvals obtained from the Applicable Agency, or HUD in designation of Seller and/or Servicer as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, a FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.
“Assignee” shall have the meaning assigned thereto in Section 7.
“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the beneficial interest in the Mortgage to the Purchaser.
“Backup Servicer Agreement” means any backup servicing agreement among Purchaser, Seller and a backup servicer appointed pursuant to Section 6(h), as the same may be amended, modified or supplemented from time to time.
“Bank” means (i) Wells Fargo Bank, National Association and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to the Seller and the Purchaser
“Bankruptcy Code” means Title 11 United States Code, Section 101 et seq., as amended from time to time.
“BCI” means Barclays Capital Inc., and its successors in interest.
“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed or (iii) with respect to any day on which the parties hereto have obligations to the Custodian or on which the Custodian has obligations to any party hereto, a day upon which the Custodian's offices are closed.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 unless otherwise approved by Purchaser in writing in its sole discretion, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor's Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody's Investors Service, Inc. (“Moody's”) and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Change in Control” shall mean: (a) any transaction or event as a result of which FIF HE Holdings LLC ceases to own, beneficially or of record, 100% of the stock of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller's assets (excluding any such action taken in connection with any securitization transaction or routine sales of Mortgage Loans), or (c) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller immediately prior to such merger, consolidation or other reorganization; provided that none of the foregoing events shall constitute a “Change in Control” if at the time of such event, or as a result thereof, the Seller has a class of its equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.
“Collateral” shall have the meaning assigned thereto in Section 8(c).
“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Completion Fee” means, with respect to each Participation Certificate, an amount equal to the Final Purchase Price Installment plus the Net Carry Adjustment, less any reduction pursuant to Section 5(b), which amount shall be payable to Seller by Purchaser in two installments as provided in Section 4(a), the Initial Completion Fee Installment and the Final Completion Fee Installment, as compensation to Seller for its services in connection with the issuance of the related Security and performance of its obligations under this Agreement.
“Confirmation” means a written confirmation of Purchaser's intent to purchase a Participation Certificate, which written confirmation shall be substantially in the form attached hereto as Exhibit F.
“Custodial Account” shall have the meaning assigned thereto in Section 6(c).
“Custodial Account Control Agreement” means the Deposit Account Control Agreement (Custodial Account), dated of even date herewith, among Seller, Purchaser and Bank entered into in connection with this Agreement, as amended, supplemented or otherwise modified from time to time.

“Custodial Agreement” means the Custodial Agreement, dated of even date herewith, among Seller, Purchaser and Custodian entered into in connection with this Agreement and the Master Repurchase Agreement, as the same may be amended, modified or supplemented from time to time.
“Custodian” means Bank of New York Mellon Trust Company, N.A. (which, under the appropriate circumstances, may include Freddie Mac as Custodian) and its permitted successors under the Custodial Agreement.
“Daily Completion Fee Reduction Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Defective Mortgage Loan” means, with respect to a Participation Certificate, a Related Mortgage Loan that is not in Strict Compliance with the Ginnie Mae Program, Fannie Mae Program, or Freddie Mac Program, as applicable.
“Delinquent” means, with respect to any Mortgage Loan, that a monthly payment due thereon is not made by the close of business on the Due Date.
“Delivery” means the later to occur of (a) the issuance of the related Security and (b) the transfer of all of the right, title and ownership interest in that Security to Purchaser or its designee.

“Diligence Sample Set” shall have the meaning assigned thereto in the Pricing Side Letter.
“Discount” means, with respect to each Participation Certificate, the portion of the Trade Principal of the related Security agreed upon by Seller and Purchaser, as set forth in the Pricing Side Letter, to reserve for the possibility that Seller may be unable to perform its obligations under this Agreement in accordance with their terms.
“Due Date” means the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.
“Due Diligence Review Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
“Effective Date” shall have the meaning assigned thereto in the Master Repurchase Agreement.
“Electronic Agent” shall have the meaning assigned thereto in Section 2 of the Electronic Tracking Agreement.
“Electronic Tracking Agreement” means the Electronic Tracking Agreement, dated as of the date hereof, among the Purchaser, the Seller, the Electronic Agent and MERS entered into in connection with this Agreement and the Master Repurchase Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.
“Error Rate” shall have the meaning assigned thereto the Pricing Side Letter.
“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.
“Fannie Mae” means Fannie Mae or any successor thereto.
“Fannie Mae Agreement” means that certain Wiring Instruction and Release of Interest Agreement, dated the date hereof, by and among the Purchaser, Seller, the Custodian and Fannie Mae.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.
“Fannie Mae Mortgage Loan” means, with respect to any Fannie Mae Participation Certificate or any Fannie Mae Security, a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Fannie Mae Program described in the Fannie Mae Guide.
“Fannie Mae Participation Certificate” means, with respect to the Fannie Mae Program, a certificate, in the form of Exhibit A, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans set forth on Fannie Mae Form 2005 (Schedule of Mortgages).
“Fannie Mae Program” means the Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.
“Fannie Mae Security” means an ownership interest in a pool of Fannie Mae Mortgage Loans, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, in substantially the principal amount and with substantially the other terms as specified with respect to such Fannie Mae Security in the related Takeout Commitment, if any.
“FDIA” means Title 12 United States Code, Section 1811 et seq., as amended from time to time.
“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.
“FHA” means the Federal Housing Administration or any successor thereto.
“Final Completion Fee Installment” means the amount equal to the difference between the Completion Fee and the Initial Completion Fee Installment.
“Final Purchase Price Installment” means the amount equal to the difference between the Trade Principal and the Initial Purchase Price Installment.
“Freddie Mac” means Freddie Mac or any successor thereto.
“Freddie Mac Agreement” means that certain Repurchase Addendum to Freddie Mac Forms 996 and 996E, dated the date hereof, by and among the Purchaser, Seller, the Custodian and Freddie Mac.
“Freddie Mac as Custodian” means, with respect to Freddie Mac Participation Certificates, the circumstances in which Seller elects to appoint Freddie Mac (as opposed to some other third party as permitted by the Freddie Mac Guide) as Custodian for the Freddie Mac Mortgage Loans subject to the Freddie Mac Participation Certificates to be purchased by Purchaser hereunder.
“Freddie Mac Guide” means the Freddie Mac Sellers' and Servicers' Guide, as such Guide may hereafter from time to time be amended.
“Freddie Mac Mortgage Loan” means, with respect to any Freddie Mac Participation Certificate or any Freddie Mac Security, a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Freddie Mac Program described in the Freddie Mac Guide.
“Freddie Mac Participation Certificate” means, with respect to the Freddie Mac Program, a certificate, in the form of Exhibit A, issued by Seller, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans that are either (a) set forth on a copy of the Freddie Mac Form 1034 (Fixed-Rate Custodial Certification Schedule) attached to such Participation Certificate or (b) identified on a computer tape compatible with Selling System as belonging to the mortgage loan pool described in such Participation Certificate.

“Freddie Mac Program” means the Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.
“Freddie Mac Security” means a modified pass-through mortgage-backed participation certificate, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Freddie Mac and backed by a pool of Freddie Mac Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Freddie Mac Security in the related Takeout Commitment, if any.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Ginnie Mae” means Government National Mortgage Association or any successor thereto.
“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.
“Ginnie Mae Mortgage Loan” means, with respect to any Ginnie Mae Participation Certificate or any Ginnie Mae Security, a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Ginnie Mae Program in the applicable Ginnie Mae Guide.
“Ginnie Mae Participation Certificate” means, with respect to the Ginnie Mae Program, a certificate, in the form of Exhibit A, issued by Seller, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans set forth on the Form HUD 11706 (Schedule of Pooled Mortgages).
“Ginnie Mae Program” means the Ginnie Mae Mortgage-Backed Securities Programs, as described in a Ginnie Mae Guide.
“Ginnie Mae Security” means a fully-modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Ginnie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Ginnie Mae Security in the related Takeout Commitment.
“Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller, any of its Subsidiaries or any of their Property.
“High Cost Mortgage Loan” means a Mortgage Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost,” “covered,” “abusive,” “predatory” or “high risk” mortgage loan under any federal, state or local law, or any similarly classified loan using different terminology under any law imposing heightened regulation, scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state or other regulation providing assignee liability to holders of such mortgage loans, (c) subject to or in violation of any such or comparable federal, state or local statutes or regulations, or (d) a “High Cost Loan” or “Covered Loan,” as applicable, as such terms are defined in the current version of the Standard & Poor's LEVELS® Glossary Revised, Appendix E.
“HUD” means United States Department of Housing and Urban Development or any successor thereto.
“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person);

(b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under Capital Lease Obligations; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.
“Initial Completion Fee Installment” shall have the meaning assigned thereto the Pricing Side Letter.
“Initial Purchase Price Installment” means, with respect to any Participation Certificate, the excess of the related Trade Principal over the Discount.
“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
“Issuance Date” means, with respect to a Security, the first day of the month in which the Security is issued.
“LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, or such interpolated rate as determined by the Agent.
“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.
“Liquidity” means, as of any date, the sum of (a) Seller's Unrestricted Cash and (b) the aggregate amount of unused committed capacity available to Seller (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities (other than the facilities provided under the Program Documents) for which Seller has unencumbered eligible collateral to pledge thereunder.
“Losses” means any and all losses, claims, judgments, taxes, damages, liabilities, costs or expenses (including lost interest and reasonable attorney's fees) imposed on, incurred by or asserted against any Person specified.
“Master Netting Agreement” means that certain Global Netting and Security Agreement, dated as of March 25, 2011, among Purchaser, Seller and certain Affiliates and Subsidiaries of Purchaser and/or Seller, entered into in connection with this Agreement and the Master Repurchase Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.
“Master Repurchase Agreement” means that certain Master Repurchase Agreement, dated as of March 25, 2011, by and between Purchaser and Seller, as the same shall be amended, supplemented or otherwise modified from time to time.
“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, or Property of such Person including the insolvency of such Person or its Parent Company, if applicable.

“Material Adverse Effect” means: (a) a Material Adverse Change with respect to Seller or any of its Affiliates; (b) a material impairment of the ability of Seller or any of its Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller or any of its Affiliates that is a party to any Program Document; (d) a material adverse effect on the Approvals of Seller.
“Maturity Date” means March 23, 2012.
“Maximum Aggregate Purchase Price” means, with respect to this Agreement and the Master Repurchase Agreement in the aggregate, an amount equal to the sum of the Committed Amount and the Uncommitted Amount.
“Maximum Error Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
“MERS Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note and which is identified as a MERS Mortgage Loan on the related schedule attached to the Related Participation Certificate.
“MIN” means the mortgage identification number of Mortgage Loans registered with MERS on the MERS System.
“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.

“Monthly Payment Date” means the twentieth (20th) day of each calendar month beginning with February 2011; provided that if such day is not a Business Day, the next succeeding Business Day.

“Mortgage” means a mortgage, deed of trust or other security instrument, securing a Mortgage Note.
“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.
“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.
“Mortgage Loan” means a Ginnie Mae Mortgage Loan, a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan.
“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.
“Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“MRA Collection Account Control Agreement” means that certain Deposit Account Control Agreement (Collection Account), dated as of March 25, 2011, among Seller, Purchaser and Bank entered into in connection with the Master Repurchase Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“MRA Pricing Side Letter” means the Pricing Side Letter, dated as of March 25, 2011, among between Seller and Purchaser entered into in connection with the Master Repurchase Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.
“MRA Program Documents” means the Master Repurchase Agreement, the MRA Pricing Side Letter, the MRA Collection Account Control Agreement, and all other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.
“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.
“Net Carry Adjustment” means an amount (which may be a negative number) equal to the difference obtained by subtracting (i) the product of (A) the rate of interest to be borne by the related Security multiplied by the aggregate principal amount of the Related Mortgage Loans evidenced by the related Participation Certificate, and (B) the number of days in the period from and including the Issuance Date of such Security through but excluding the related Settlement Date, divided by 360, from (ii) the product of (A) the applicable Transaction Rate multiplied by the initial principal amount of related Security, and (B) the number of days in the period from and including the date of the purchase of the related Participation Certificate under this Agreement through but excluding the related Settlement Date, divided by 360.
“Net Worth” means, with respect to Seller, the excess of total assets of Seller, over Total Liabilities of Seller, determined in accordance with GAAP.
“Non-Utilization Fee” shall have the meaning assigned thereto in the Pricing Side Letter.
“Origination Date” means the date on which a Mortgage Loan was originated.
“Originator” means Seller or any other third party originator as mutually agreed upon by Agent and Seller.
“OTS” means Office of Thrift Supervision or any successor thereto.
“Pass Through Rate” means with respect to a Security, the rate of interest to be borne by such Security, which rate or rates shall be set forth in the related Confirmation.
“Parent Company” means a corporation or other entity owning at least 50% of the outstanding shares of voting securities of Seller.
“Participation Certificate” means a Ginnie Mae Participation Certificate, a Fannie Mae Participation Certificate or a Freddie Mac Participation Certificate, as applicable.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Pricing Side Letter” means the Pricing Side Letter, dated as of even date herewith, between Seller and Purchaser entered into in connection with this Agreement, as amended, supplemented or otherwise modified from time to time.
“Program Documents” means this Agreement, the Pricing Side Letter, the Custodial Agreement, the Electronic Tracking Agreement, the Custodial Account Control Agreement, the Master Netting Agreement, the Fannie Mae Agreement, the Freddie Mac Agreement, the Participation Certificates, the MRA Program Documents and all

other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Date” means, with respect to a Participation Certificate, the date on which such Participation Certificate is purchased by Purchaser.
“Purchase Price” means, with respect to each Participation Certificate, the Trade Principal of the Security to be backed by the Related Mortgage Loans. Such Purchase Price shall be payable (i) on the Purchase Date in an amount equal to the Initial Purchase Price Installment, and (ii) on the Settlement Date in an amount equal to the Final Purchase Price Installment. Accrued interest shall be allocated in accordance with Section 4(c).
“Purchaser” means Barclays Bank PLC and its successors in interest, including, but not limited to, any lender, designee or assignee to whom a Participation Certificate or a Security shall be pledged or assigned.
“Related Mortgage Loan” means a Mortgage Loan in which a Participation Certificate evidences the 100% undivided beneficial ownership interest.
“Related Participation Certificate” means the Participation Certificate relating to a pool of Mortgage Loans.
“Request for Release of Documents” means the Request for Release of Documents set forth as Exhibit 15 to the Custodial Agreement, as applicable.
“Restricted Mortgage Loan” means (i) a “Growing Equity Loan,” “Manufactured Home Loan,” “Graduated Payment Loan,” “Buydown Loan,” “Project Loan,” “Construction Loan” or “HECM Loan, each as defined in the applicable Agency Guide, (ii) a 30+ Day Delinquent Mortgage Loan, (iii) a Mortgage Loan for which the related Escrow Payments have not been made by the next succeeding Due Date, or (iv) a High Cost Mortgage Loan.
“SEC” means the Securities Exchange Commission or any successor thereto.
“Security” means a Ginnie Mae Security, a Fannie Mae Security or a Freddie Mac Security, as applicable.
“Security Issuance Failure” means failure of the Security to be issued for any reason whatsoever on or before the Anticipated Delivery Date.
“Selling System” means the Freddie Mac automated system by which sellers and servicers of mortgage loans to Freddie Mac transfer mortgage summary and record data or mortgage accounting and servicing information from their computer system or service bureau to Freddie Mac, as more fully described in the Freddie Mac Guide.
“Servicing File” means, with respect to each Mortgage Loan, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage File), all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.
“Servicing Records” means, with respect to a Related Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Related Mortgage Loan.

“Servicing Term” shall have the meaning assigned thereto in Section 6(a).
“Servicing Termination Events” shall have the meaning assigned thereto in Section 6(e).
“Set Off Eligible Agreement” means any lending or hedging agreement (including, without limitation, the Master Repurchase Agreement) entered into between Seller or any of its Subsidiaries on the one hand, and Purchaser or any of its Affiliates on the other hand. For avoidance of doubt, Purchaser agrees that any flow agreement for the purchase and sale of Mortgage Loans (other than the Mortgage Loan Participation Purchase and Sale Agreement) or any securitization, debt or equity transaction with respect to which Purchaser or any of its Affiliates acts as underwriter, placement agent, securities administrator or in a similar capacity shall not constitute a Set Off Eligible Agreement.
“Settlement Date” means the date specified in a Takeout Commitment upon which the related Security is scheduled to be delivered to the specified Takeout Investor on a “delivery versus payment” basis.
“Strict Compliance” means compliance of Seller and the Related Mortgage Loans with the requirements of the Agency Guide as amended by any agreements between Seller and the Applicable Agency, sufficient to enable Seller to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Security; provided, that until copies of any such agreements between Seller and the Applicable Agency have been provided to Agent by Seller and agreed to by Agent, such agreements shall be deemed, as between Seller and Purchaser, not to amend the requirements of the Agency Guide.
“Structuring Fee” shall have the meaning assigned thereto in the Master Repurchase Agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Successor Servicer” means an entity with the necessary Approvals, as the circumstances may require, and designated by Purchaser, in conformity with Section 6(f), to replace Seller as issuer and subservicer, mortgagee or seller/servicer of the Related Mortgage Loans or the Securities related thereto.
“Takeout Commitment” means a fully executed trade confirmation from the related Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Securities relating to a Participation Certificate, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to BCI pursuant to a Trade Assignment, and relate to pools of Related Mortgage Loans that satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.
“Takeout Investor” means either (i) BCI, or (ii) any other Person approved by Agent in its sole good faith discretion.
“Tangible Net Worth” means, with respect to any Person at any date of determination, (i) the Net Worth of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights and retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholders' equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the termination of the Master Repurchase Agreement, (iii) at the option of Agent, the occurrence of a Servicing Termination Event under this Agreement after the expiration of any applicable grace period, and (iv) with respect to the Uncommitted Amount, the fifteenth (15th) Business Day after the Purchaser delivers a notice of termination to the Seller, provided that if such day is not a Business Day, the immediately preceding Business Day.
“Trade Assignment” means a letter substantially in the form of Exhibit B.
“Trade Price” means the price (expressed as a percentage of the initial principal amount of the Security), as specified in the related Takeout Commitment at which the related Takeout Investor is obligated to purchase such Security as specified in such Takeout Commitment.
“Trade Principal” means an amount equal to the product of (a) the Trade Price and (b) the initial principal amount of the related Security, as specified in the related Takeout Commitment.
“Transaction Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Unrestricted Cash” means, as of any date of determination, the sum of (i) Seller's cash, (ii) Seller's Cash Equivalents that are not, in either case, subject to a Lien in favor of any Person or that are not required to be reserved by Seller in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.
“VA” means the United States Department of Veterans Affairs or any successor thereto.
“Warehouse Lender” means any lender providing financing to Seller for the purpose of originating Mortgage Loans, which prior to the Purchase Date has a security interest in such Mortgage Loans as collateral for the obligations of Seller to such lender.
“Warehouse Lender's Release” means a letter, in the form of Exhibit D, from a Warehouse Lender to Purchaser, unconditionally releasing all of Warehouse Lender's right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.
“Wire Instructions” means the wire instructions set forth opposite the name of the Warehouse Lender in a letter, in the form of Exhibit 18 to the Custodial Agreement, executed by Seller and Custodian, receipt of which has been acknowledged by Agent.

Section 2.Procedures for Purchases of Participation Certificates.

(a)Purchaser (x) shall, until the Termination Date, but subject to satisfaction of certain conditions precedent set forth herein, purchase one or more Participation Certificates from Seller with an aggregate Purchase Price not to exceed the Committed Amount, and (y) may, in its sole discretion from time to time until the Termination Date, purchase, but shall have no obligation to, purchase one or more Participation Certificates from Seller with an aggregate Purchase Price not to exceed the Uncommitted Amount; provided, that the sum of (i) the Aggregate MRA Purchase Price and (ii) the Aggregate EPF Purchase Price, shall not exceed, as of any date of determination, the Maximum Aggregate Purchase Price. All purchases of Participation Certificates hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. In connection with Purchaser's purchase of any such Participation Certificate, Seller, on behalf of Purchaser, shall arrange for the Delivery to BCI of a Security backed by the Related Mortgage Loans, which Security shall be subject to a Takeout Commitment. The purchase of any Participation Certificate shall be subject to the receipt by Purchaser of the documents listed in Exhibit C from Seller, in form and substance satisfactory to Agent, and the execution of the Custodial Agreement relating to the Participation Certificate by Seller and Custodian and the Electronic Tracking Agreement relating to the Related Mortgage Loans by Seller, MERS and Electronic Agent, and delivery thereof to Purchaser. In accordance with the provisions of the Electronic Tracking Agreement, the Seller shall, at its sole cost and expense, (1) cause each Related Mortgage Loan with respect to which a Participation Certificate is to be sold to the Purchaser on a Purchase Date, the Mortgage for which is recorded in the name of MERS, to be designated a MERS Mortgage Loan and (2) cause the Purchaser to be designated an Associated Member (as defined in the Electronic Tracking Agreement) with respect to each such MERS Mortgage Loan. Notwithstanding the satisfaction of the conditions specified in this Section 2(a) or anything else herein or in any other Program Document to the contrary, Purchaser is not obligated to purchase any Participation Certificate offered to it hereunder in respect of the Uncommitted Amount.

(b)If on or before the related Purchase Date or as soon as practicable after such Purchase Date, Purchaser shall deliver to Seller a completed Confirmation with respect to the Participation Certificate to be purchased hereunder on such Purchase Date reflecting the agreed-upon terms of the transaction. In addition, Purchaser shall pay to Seller, on the Purchase Date, the amount of the Initial Purchase Price Installment for such Participation Certificate upon receipt of a duly executed and properly completed original Participation Certificate. Effective upon execution and delivery of such Participation Certificate to Purchaser, Seller hereby assigns to Purchaser all of Seller's right, title and interest in and to such Participation Certificate and a 100% undivided beneficial interest in the Related Mortgage Loans. In the event that Purchaser does not transmit the Initial Purchase Price Installment, (i) any Participation Certificate delivered by Custodian to Purchaser in anticipation of such purchase shall automatically be null and void, (ii) Purchaser will not consummate the transactions contemplated in the applicable Trade Assignment and (iii) to the extent that Purchaser shall nevertheless receive the Security backed by the Related Mortgage Loans prior to its becoming null and void as provided in clause (i) above, Purchaser shall take all reasonable actions necessary to ensure that such Security shall be delivered in accordance with Seller's delivery instructions specified in Annex A.

(c)The terms and conditions of the purchase of each Participation Certificate shall be as set forth in this Agreement. Each Participation Certificate shall be deemed to incorporate, and Seller shall be deemed to make as of the applicable dates specified in Section 9, for the benefit of Purchaser and each Assignee of such Participation Certificate, the representations and warranties set forth in Section 9.

(d)In the event of any conflict between the terms of a Confirmation and this Agreement, the Confirmation shall prevail.
(e)For the avoidance of any doubt, it is hereby understood and agreed that Purchaser's purchase of the beneficial ownership interest in and to Related Mortgage Loans, as evidenced by a Participation Certificate, shall include all of the servicing rights relating to such Mortgage Loans.

Section 3.Takeout Commitments.

Seller hereby assigns to BCI, free of any security interest, lien, claim or encumbrance of any kind, Seller's rights under each Takeout Commitment to deliver the Security specified therein to the related Takeout Investor and to receive the purchase price therefor from such Takeout Investor. Subject to Purchaser's rights hereunder, Purchaser agrees that it will cause BCI to satisfy the obligation under the Takeout Commitment to deliver the Security to the Takeout Investor on the Settlement Date specified therein. Seller understands that, as a result of this Section 3 and each Trade Assignment, BCI will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment, and that in satisfying each such Takeout Commitment, BCI will stand in the shoes of Seller and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 3 and each Trade Assignment. Each Trade Assignment delivered by Seller to Purchaser shall be delivered by Seller in a timely manner sufficient to enable BCI to facilitate the settlement of the related trade on the trade date in accordance with Chapter 8 of the Securities Industry and Financial Markets Association's Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, as amended from time to time.

Section 4.Completion Fee.

(a)Subject to the terms of this Agreement, Purchaser shall pay to Seller the Completion Fee for each Participation Certificate purchased hereunder as follows: (i) the Initial Completion Fee Installment shall be paid on the date of Delivery of the related Security and (ii) the Final Completion Fee Installment shall be paid on the later of the Settlement Date of the related Security and the date of receipt by BCI of the Trade Price with respect to such related Security.

(b)Except as otherwise provided in this Section 4 and in Section 5(b), and subject to Purchaser's right of set-off set forth in Section 12, the Completion Fee owed by Purchaser with respect to a Participation Certificate, if any, shall be paid by Purchaser to Seller in full by not later than the Settlement Date of the related Security.

(c)Upon exercise by Purchaser of its remedies under Section 6(f), Purchaser's obligation to pay and Seller's right to receive any portion of the Completion Fee relating to a Participation Certificate shall automatically be canceled and become null and void; provided, that such cancellation shall in no way relieve Seller or otherwise affect the obligation of Seller to indemnify and hold Purchaser and Agent harmless as specified in Section 13. At no time shall Seller shall have any beneficial interest in the servicing rights with respect to Related Mortgage Loans while the related Participation Certificate is outstanding.

(d)If a Participation Certificate is purchased by Purchaser after the first day of the month in which the Settlement Date occurs, Purchaser shall also pay to Seller on the date of Delivery to Purchaser of the Security backed by the related Mortgage Loans an amount equal to the accrued interest on the related Security at the rate specified in the related Takeout Commitment from the first day of such month to and including the day immediately preceding the date Purchaser purchased such Participation Certificate. If a Participation Certificate is purchased by Purchaser in the month prior to the month in which the Settlement Date occurs, the Completion Fee shall be reduced by an amount equal to all interest payments which accrue on such Participation Certificate during the period from the date of purchase of such Participation Certificate through and including the last day of the month prior to the month in which such Settlement Date occurs.

Section 5.Issuance of Securities.

(a)(i) In connection with the purchase of a Participation Certificate, Seller shall instruct (and, if Seller fails to instruct, then Agent may instruct) Custodian to deliver to the Applicable Agency, the documents listed in Exhibit 19-A, 19-B or 19-C of the Custodial Agreement, as applicable, in respect of the Related Mortgage Loans, in the manner and at the time set forth in the Custodial Agreement. Seller shall thereafter promptly deliver to the Applicable Agency any and all additional documents requested by the Applicable Agency to enable the Applicable Agency to make Delivery to Purchaser of a Security backed by such Mortgage Loans on the related Anticipated Delivery Date. Seller shall not revoke such instructions to Custodian and shall not revoke its instructions to the Applicable Agency to make Delivery to Purchaser or its designee of a Security backed by such Mortgage Loans.

(ii)    Seller shall notify Purchaser, not later than 3:00 p.m., Eastern Time, on the first (1st) Business Day prior to the applicable Settlement Date (a) of the amount of any change in the principal amount of the Mortgage Loans backing each such Security related to such Settlement Date and (b) with respect to Freddie Mac Securities, the Freddie Mac mortgage loan pool number applicable to each Security to which such Settlement Date relates. Upon Delivery of such Security to Purchaser or its designee, Purchaser shall cease to have any interest under such Participation Certificate and in exchange shall have a 100% ownership interest in the related Security. It is understood and agreed that for so long as Seller is subservicing Related Mortgage Loans, Seller shall retain only record title to the Mortgages (and not an equitable interest) in all such Mortgage Loans (other than MERS Mortgage Loans) for the sole purpose of subservicing such Mortgage Loans on a servicing-released basis.

(b)If Delivery of a Security backed by the Mortgage Loans evidenced by a Participation Certificate purchased hereunder does not occur by 12:00 noon (Eastern Time) on the related Settlement Date (whether as a result of a Security Issuance Failure or otherwise), then subject to the exercise by Purchaser of its rights set forth in Section 4(c), the Completion Fee relating to such Participation Certificate shall be reduced on each day during the period from the Settlement Date to (but not including) the earlier of (x) the date of Delivery of such Security, and (y) the date of satisfaction of the obligations of Seller pursuant to the exercise by Purchaser of any remedial election authorized by this Section 5, by an amount equal to the Daily Completion Fee Reduction Amount. The Completion Fee (reduced the applicable Daily Completion Fee Reduction Amounts) relating to such Participation Certificate, if any, shall not be payable until the end of the period specified in the preceding sentence.

(c)If a breach by Seller of this Agreement results in any Related Mortgage Loan being a Defective Mortgage Loan on the Purchase Date of the related Participation Certificate, Agent in its sole discretion may require that Seller to, upon receipt of notice from Purchaser or Agent of its exercise of such right, either (x) immediately repurchase Purchaser's beneficial ownership interest in such Defective Mortgage Loan by remitting to Purchaser the allocable amount paid by Purchaser for such beneficial interest plus accrued interest at the rate specified in the related Mortgage Note on the principal amount thereof from the date of Purchaser's purchase of such Participation Certificate to the date of such repurchase together with any Losses suffered by Purchaser relating to such repurchase (including, without limitation, any Losses incurred by Purchaser resulting from adjustments to the trade required by the Takeout Investor), or (y) deliver to Custodian a Mortgage Loan eligible to back such Security in exchange for such Defective Mortgage Loan, which newly delivered Mortgage Loan shall be in all respects acceptable to Agent in Agent's sole discretion, and such newly delivered Mortgage Loan will thereupon become one of the Related Mortgage Loans relating to the Participation Certificate. If the aggregate principal balance of any Mortgage Loans that are accepted by Purchaser pursuant to clause (y) of the immediately preceding sentence is less than the aggregate principal balance of any Defective Mortgage Loan that is being replaced by such Mortgage Loan, Seller shall remit with such Mortgage Loan to Purchaser an amount equal to the difference between the aggregate principal balance of the new Mortgage Loan accepted by Purchaser and the aggregate principal balance of the Defective Mortgage Loan being replaced thereby plus accrued interest on such Defective Mortgage Loan at the rate specified in the related Mortgage Note on the principal amount thereof from the Purchase Date of Purchaser's purchase of such Participation Certificate to the date of substitution. If any Related Mortgage Loan becomes thirty (30) or more days past due with respect to the first scheduled monthly payment due Purchaser after the date on which such Related Mortgage Loan was originated and prior to the Anticipated

Delivery Date, Seller shall repurchase the beneficial interest in such Related Mortgage Loan as if it were a Defective Mortgage Loan upon direction by Agent given no later than one hundred twenty (120) days after the Purchase Date.

(d)No exercise by Purchaser or Agent of their respective rights under this Section 5 shall relieve Seller of responsibility or liability for any breach of this Agreement.

Section 6    Servicing of the Mortgage Loans; Servicer Termination; Backup Servicer.

(a)Upon payment of the Purchase Price (subject to Section 4), Purchaser shall own a 100% undivided beneficial interest in the servicing rights related to the Related Mortgage Loans and all source files, documents, agreements and papers related to servicing the Related Mortgage Loans and shall own all derivative information created by Seller or other third party used or useful in servicing such Mortgage Loans. Seller and Purchaser each agrees and acknowledges that a 100% undivided beneficial interest in Related Mortgage Loans shall be sold to Purchaser on a servicing released basis, and that Purchaser is engaging and hereby does engage Seller to provide subservicing of each Related Mortgage Loan for the benefit of Purchaser (and any other registered holder of the related Participation Certificate) for a term of forty-five (45) days from the related Purchase Date (subject to the termination rights provided in this Agreement, including, without limitation, Section 6(f) of this Agreement), which term may be extended in writing by Agent, in its sole discretion, for an additional forty-five (45) period (each, a “Servicing Term”). If such Servicing Term is not extended by Purchaser or if Purchaser has terminated Seller as a result of a Servicer Termination Event, Seller shall transfer such servicing to Purchaser or its designee at no cost or expense to Purchaser as provided in Section 6(g) of this Agreement. Seller shall hold or cause to be held all Escrow Payments collected with respect to the Related Mortgage Loans in segregated accounts for the sole benefit of the Mortgagor and shall apply the same for the purposes for which such funds were collected. If Seller should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Related Mortgage Loans, Seller shall promptly notify Purchaser.

For so long as a Participation Certificate is outstanding, Seller shall neither assign, encumber or pledge its obligation to subservice the Related Mortgage Loans in whole or in part, nor delegate its rights or duties under this Agreement without the prior written consent of Agent, the granting of which consent shall be in the sole discretion of Agent. Seller hereby acknowledges and agrees that (i) Purchaser is entering into this Agreement in reliance upon Seller's representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Seller's engagement hereunder to provide mortgage servicing for the benefit of Purchaser (and any other registered holder of the Participation Certificate) is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor”.
(b)(i) Seller shall subservice and administer the Related Mortgage Loans relating to a Participation Certificate on behalf of Purchaser in accordance with Accepted Servicing Practices. Seller shall have no right to modify or alter the terms of any Related Mortgage Loan or consent to the modification or alteration of the terms of any Related Mortgage Loan except in Strict Compliance with the related Agency Program. Seller shall at all times maintain accurate and complete records of its servicing of the Related Mortgage Loans, and Agent may, at any time during Seller's business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that Purchaser is the 100% beneficial owner of all Servicing Records relating to the Related Mortgage Loans. Seller covenants to hold such Servicing Records for the benefit of Purchaser and to safeguard such Servicing Records and to deliver them promptly to Agent or its designee (including the Custodian) at Agent's request or otherwise as required by operation of this Section 6.

(ii) If Delivery of a Security is not made to Purchaser on or before the Anticipated Delivery Date, Seller shall deliver to Purchaser monthly reports regarding the status of those Related Mortgage Loans for which a Security has not yet been issued, which reports shall include, but shall not be limited to, a description of those Related Mortgage Loans in default for more than thirty (30) days, and such other circumstances with respect to any Related Mortgage Loans (whether or not such Related Mortgage Loans are included in the foregoing list) that could materially adversely affect any of such Related Mortgage Loans, Purchaser's beneficial interest in such Related Mortgage Loans or the collateral securing any of such Related Mortgage Loans. Seller shall deliver such a report to Purchaser on the last day of each month until (i) Delivery of the related Security to Purchaser or (ii) the exercise by Purchaser of any remedial election pursuant to Section 5. In no event shall Seller delegate any of its subservicing duties hereunder to any other Person without first obtaining the prior written consent of Purchaser.

At the time of the delivery of the related monthly report required to be delivered to Purchaser pursuant to Section 10(b)(iii), and as requested by Purchaser or Agent from time to time, Seller shall furnish to Purchaser and Agent reports in form and scope satisfactory to Agent, setting forth (i) data regarding the performance of the individual Mortgage Loans, (ii) a summary report of all Related Mortgage Loans serviced by the Seller and originated pursuant to an Agency Guide, HUD and/or FHA guidelines (on a portfolio basis), in each case, for the immediately preceding month, including, without limitation, all collections, delinquencies, defaults, defects, claim rates, losses and recoveries, and (iii) any other information reasonably requested by Purchaser or Agent.
(c)Seller, as servicer, shall establish and maintain a separate custodial account (the “Custodial Account”) with Bank entitled “Seller Custodial Account, for the benefit of Barclays Bank PLC and its assignees under the Mortgage Loan Participation Purchase and Sale Agreement dated as of March 25, 2011” and shall deposit into such account in the form received within two (2) Business Days' receipt thereof, with any necessary endorsements, all collections received in respect of the Related Mortgage Loans relating to Participation Certificates purchased by Purchaser hereunder, and such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Seller (or any third party claiming through it) under any other agreement or arrangement. Seller shall deliver, or cause Bank to deliver, to Purchaser, daily account statements in respect of the Custodial Account. The Custodial Account shall be subject to the terms and conditions of the Custodial Account Control Agreement.

(d)Amounts deposited in the Custodial Account with respect to any Related Mortgage Loan relating to Participation Certificates purchased by Purchaser hereunder shall be held for the benefit of Purchaser and shall be released only as follows:

(i)Except as otherwise provided in Section 6(d)(ii), amounts deposited in the Custodial Account shall be released to Seller upon either (x) the Settlement Date (unless there is a Securities Issuance Failure), (y) if earlier, on the date required by the Applicable Agency Guide or (z) at any time, subject to the restrictions set forth in Section 6(d)(i)(A) and Section 6(d)(ii); provided, that Agent shall have the right to block such withdrawals at any time by providing written notice thereof to Seller and Bank in accordance with the terms of the Custodial Account Control Agreement.

(A)Seller shall have the right to withdraw from the Custodial Account up to $25,000 in the aggregate on any day without Purchaser's prior written consent, which consent may be given or withheld by Purchaser in its sole discretion and a copy of which shall be delivered by Purchaser to the Bank (the “Daily Withdrawal Limit”). If, on any day, the amounts on deposit in the Custodial Account exceed $25,000 (such excess amounts, the “Excess Funds”), unless Purchaser shall have consented to Seller's withdrawal as provided in the foregoing sentence, Seller shall cause the Bank to disburse such Excess Funds to Purchaser, which amounts shall be applied by Purchaser in the following order of priority (i) to reduce the Purchase Price for the Related Participation Certificate or the Completion Fee and (ii) to reduce any outstanding fees or expenses due and owing by Seller to Purchaser hereunder.

(B)Notwithstanding the foregoing, all amounts relating to Participation Certificates purchased by Purchaser hereunder and deposited in the Custodial Account shall be released to Seller upon the Settlement Date of the related Security (unless there is a Securities Issuance

Failure) only if, and to the extent that, the amounts due and payable to Purchaser hereunder have been set-off against the Purchase Price for the Related Participation Certificate or the Completion Fee. The amounts paid to Seller (if any) pursuant to this Section 6(d)(i) shall constitute Seller's sole compensation for subservicing the Related Mortgage Loans as provided in this Section 6.

(ii)If the servicing of the Related Mortgage Loans is transferred to a Successor Servicer either under the circumstances set forth in Section 6(f) or otherwise, all amounts deposited in the Custodial Account shall be paid to Purchaser promptly upon such transfer.

(iii)If a Security is not issued solely as a result of a Security Issuance Failure during the month in which the related Settlement Date occurs, in any period thereafter during which Seller remains as subservicer, all amounts deposited in the Custodial Account shall be released only in accordance with Agent's written instructions.

(e)Purchaser (or any other registered holder of the Related Participation Certificate) shall be entitled to effect termination of Seller's subservicing rights and obligations respecting the affected Related Mortgage Loans in the event any of the following circumstances or events (“Servicing Termination Events”) occur and are continuing:

(i)any failure by Seller to remit to Purchaser (or other registered holder of the Participation Certificate) when due any payment required to be made under the terms of this Agreement or such Participation Certificate; or

(ii)failure by Seller duly to observe or perform in any material respect any of Seller's other covenants or agreements set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of two (2) Business Days of the earlier of (x) Seller's receipt of written notice from Purchaser, Agent or Custodian of such breach or (y) the date on which Seller obtains notice or knowledge of the facts giving rise to such breach; or

(iii)any representation, warranty or certification made or deemed made herein or in the Custodial Agreement by Seller or any certificate furnished to Purchaser pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(iv)an Act of Insolvency occurs; or

(v)Seller ceases to meet the qualifications for maintaining all Approvals, such Approvals are revoked or such Approvals are modified in a manner materially adverse to Seller; or

(vi)Seller attempts to assign its right to servicing compensation hereunder or to resell an ownership interest in a Related Mortgage Loan in a manner inconsistent with the terms hereof, or Seller attempts without the consent of Agent to sell or otherwise dispose of all or substantially all of its Property or assets or to assign, encumber or pledge its obligation to subservice the Related Mortgage Loans in whole or in part, or delegate its rights or duties under this Agreement (to other than a subservicer) without the prior written consent of Agent, the granting of which consent shall be in the sole discretion of Agent; or

(vii)Seller or any of its Affiliates fails to operate or conduct its business operations or any material portion thereof in the ordinary course, or Seller experiences any other Material Adverse Effect; or

(viii)Seller ceases to be a member of MERS in good standing for any reason (unless MERS is no longer acting in such capacity) or Seller shall fail to enter into the Electronic Tracking Agreement with the Purchaser; or

(ix)A default by Seller or any of its Affiliates or Subsidiaries shall have occurred and be continuing beyond the expiration of any applicable cure periods under any material agreement (including, without limitation, the Program Documents and the MRA Program Documents) or obligation entered into between such Person and Purchaser or any of its Affiliates; or

(x)failure by the Seller to be in compliance with the “doing business” or licensing laws of any jurisdiction where a Mortgaged Property is located; or

(xi)in the event of a Security Issuance Failure; or

(xii)Seller or any of its Affiliates or Subsidiaries shall be in default under, or fail to perform as requested under, or shall otherwise breach, beyond any applicable cure period, the (i) the terms of any warehouse, credit, repurchase, line of credit, financing or other similar agreement relating to any Indebtedness between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other, which default or failure entitles any party to require acceleration or prepayment of any Indebtedness thereunder; (ii) any payment obligation under any other material agreement between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other (it being understood that an agreement is material if the payment obligations thereunder exceed $1,000,000 in the aggregate, over the term of such agreement).

(xiii)A Change in Control of Seller shall have occurred that has not been approved by Agent.

(f)Purchaser, in its sole discretion, may terminate Seller's rights and obligations as subservicer of the affected Related Mortgage Loans and require Seller to deliver the related Servicing Records to Purchaser or its designee upon the occurrence of (i) a Servicing Termination Event, (ii) Seller's failure to comply with any of its obligations set forth in Section 5(c), or (iii) Seller's breach of Sections 9(a)(xi) or 9(b)(xi), by delivering written notice to Seller requiring such termination. Such termination shall be effective upon Seller's receipt of such written notice; provided, that Seller's subservicing rights shall be terminated immediately upon the occurrence of any event described in Section 6(e)(iv), regardless of whether notice of such event shall have been given to or by Purchaser or Seller. Upon any such termination, all authority and power of Seller respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the Successor Servicer appointed by Purchaser and Purchaser is hereby authorized and empowered to transfer such rights to subservice the Related Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine; provided, that to the extent the Applicable Agency proceeds to issue a Security with respect to the Related Mortgage Loans, Purchaser shall convey the servicing rights and the rights to subservice such Mortgage Loans in accordance with such Applicable Agency's instructions. Seller shall promptly take such actions and furnish to Purchaser such documents that Purchaser deems necessary or appropriate to enable Purchaser to obtain a Security backed by such Mortgage Loans or to enforce such Mortgage Loans, as appropriate, and shall perform all acts and take all actions so that the Related Mortgage Loans and all files and documents relating to such Mortgage Loans held by Seller, together with all escrow amounts relating to such Mortgage Loans, are delivered to Successor Servicer, including but not limited to preparing, executing and delivering to the Successor Servicer any and all documents and other instruments, placing in the Successor Servicer's possession all Servicing Records pertaining to such Mortgage Loans and doing or causing to be done, all at Seller's sole expense. To the extent that the approval of the Applicable Agency is required for any such sale or transfer, Seller shall fully cooperate with Purchaser to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Related Mortgage Loans shall be the Property of Purchaser. The subservicing rights required to be delivered to Successor Servicer in accordance with this Section 6(f) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than record title to the Mortgages relating to the Related Mortgage Loans. No exercise by Purchaser of its rights under this Section 6(f) shall relieve Seller of responsibility or liability for any breach of this Agreement.

(g)With respect to the Servicing Files and the physical and contractual servicing of each Mortgage Loan to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to Purchaser or its designee upon the expiration of the Servicing Term (unless such Servicing Term is renewed by Purchaser) or the termination of the Seller as subservicer pursuant to this Section 6. Seller's transfer of the servicing rights, Servicing Files and the physical and contractual servicing under this Section 6(g) shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(h)The Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, Seller shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Purchaser pursuant to Section 6(b)(ii) and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. Seller shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Related Mortgage Loans. Seller shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Related Mortgage Loans.

Section 7    Transfers of Participation Certificates and Securities by Purchaser. Purchaser may, in its sole discretion and without the consent of Seller, sell, assign or otherwise transfer all of its right, title and interest or grant a security interest in any Participation Certificate, any Mortgage Note, Mortgage and Assignment of Mortgage and the related servicing rights, each Security in respect thereof of which Delivery is made to Purchaser and all rights of Purchaser under this Agreement (including, but not limited to, the Custodial Account) in respect of such Participation Certificate, any Mortgage Note, Mortgage, Assignment of Mortgage and such Security, to any person (an “Assignee”), subject only to an obligation on the part of the Assignee to deliver each such Security to the Takeout Investor or to Purchaser to permit Purchaser or its designee to make delivery thereof to the Takeout Investor. Assignment by Purchaser of a Participation Certificate and the related servicing rights as provided in this Section 7 will not release Purchaser from its obligations otherwise under this Agreement.

Without limitation of the foregoing, an assignment of a Participation Certificate and the related servicing rights to an Assignee, as described in this Section 7, shall be effective upon delivery of the Participation Certificate to the Assignee or its designee, together with a duly executed Assignment substantially in the form of Exhibit E (with a copy to Seller).
Section 8    Record Title to Mortgage Loans; Intent of Parties; Security Interest.

(a)From and after the issuance and delivery of the Related Participation Certificate, and subject to the remedies of Purchaser in Section 5, Seller as subservicer shall remain the last named payee or endorsee of each Mortgage Note and the mortgagee or assignee of record of each Mortgage (except with respect to any MERS Mortgage Loan) and shall retain only record title to the Mortgages (and not an equitable interest) in the Related Mortgage Loan, all for the benefit of Purchaser for the sole purpose of facilitating the subservicing of such Mortgage Loan and the issuance of a Security backed by such Mortgage Loan. Where Seller has appointed Freddie Mac as Custodian, the parties hereto acknowledge that the Mortgage Notes acquired hereunder have been deposited with Freddie Mac to facilitate the issuance of Freddie Mac Securities with respect thereto and that prior to such issuance Freddie Mac is holding such Mortgage Notes as Custodian for Purchaser.

(b)Seller shall maintain a complete set of books and records for each Related Mortgage Loan which shall be clearly marked to reflect the beneficial ownership interest in each Related Mortgage Loan of the holder of the Related Participation Certificate. Seller shall notify MERS of the beneficial ownership interest of Purchaser in each MERS Mortgage Loan through the MORNET system or any other comparable system acceptable to MERS.

(c)Purchaser and Seller confirm that the transactions contemplated herein are intended to be sales of the Participation Certificates by Seller to Purchaser rather than borrowings secured by the Participation Certificates. In the event, for any reason, any transaction is construed by any court or regulatory authority as a borrowing rather than as a sale, Seller and Purchaser intend that Purchaser or its Assignee, as the case may be, shall have a perfected first priority security interest in the Participation Certificates, and all of Seller's interest in all of the servicing rights with respect to the Related Mortgage Loans, the Custodial Account and all amounts on deposit therein, the Related Mortgage Loans subject to each Participation Certificate, all documents, records (including Servicing Records), instruments and data evidencing the Related Mortgage Loans and the servicing thereof, the Securities to be issued as contemplated hereunder, all principal and interest collected thereon and all proceeds thereof, the Takeout Commitments and the proceeds of any and all of the foregoing (collectively, the “Collateral”), free and clear of adverse claims. In such case, Seller shall be deemed to have hereby granted to Purchaser or its Assignee, as the case may be, a first priority security interest in and lien upon the Collateral, free and clear of adverse claims. In such event, this Agreement shall constitute a security agreement, the Custodian shall be deemed to be an independent custodian for purposes of perfection of the security interest herein granted to Purchaser, and Purchaser or each such Assignee shall have all of the rights of a secured party under applicable law.

Upon request of Purchaser, Seller shall prepare and deliver to MERS an Assignment of Mortgage from MERS to Purchaser or its designee. Upon due execution by MERS, Seller shall cause such Assignment of Mortgage to be recorded in the public land records upon request of Purchaser. Purchaser shall bear the costs and expenses associated with the preparation, delivery and recordation of any such Assignments of Mortgage; provided, however, that Seller shall bear such costs and expenses after the occurrence of a Servicing Termination Event.

Section 9    Representations and Warranties.

(a)Seller hereby represents and warrants to Purchaser and Agent as of the date hereof and with the respect to the Related Mortgage Loans as of the date of each issuance and delivery of a Participation Certificate that:
(i)Seller is solvent and will not be rendered insolvent by any transaction contemplated by this Agreement and, after giving effect to each such transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.

(ii)The consideration received by Seller upon the sale of each Participation Certificate will constitute reasonably equivalent value and fair consideration for the beneficial ownership interest in the Mortgage Loans evidenced by that Participation Certificate;

(iii)Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and it has qualified to do business in each jurisdiction in which it is legally required to do so. Seller has the power and authority under its certificate of formation, operating agreement and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement, the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made;

(iv)The consummation of the transactions contemplated by this Agreement and the Custodial Agreement are in the ordinary course of business of Seller and will not conflict with, result in the breach of or violate any provision of the certificate of formation or operating agreement of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller, the Related Mortgage Loans or any of Seller's Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, the Related Mortgage Loans or Seller's Property is or may be subject to. Without limiting the generality of the foregoing, the consummation of the transactions contemplated herein or therein will not violate any policy, regulation or guideline of the FHA or VA or result in the voiding or reduction of the FHA insurance, VA guarantee or any other insurance or guarantee in respect of any Mortgage Loan, or otherwise render such Mortgage Loans, individually or in the aggregate, ineligible (pursuant to the applicable Agency Guide or otherwise) for inclusion in a pool of mortgages supporting a Security, and such FHA insurance or VA guarantee is in full force and effect or shall be in full force and effect as required by the applicable Agency Guide;

(v)No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(vi)This Agreement, the Custodial Agreement and every document to be executed by Seller in connection with this Agreement is and will be legal, valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(vii)No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non‑governmental Person, is required in connection with the execution, delivery and performance by Seller or its Parent Company, if any, of this Agreement or any other Program Document, other than any that have heretofore been obtained, given or made

(viii)Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any Participation Certificate or Related Mortgage Loan to any person other than any sale, assignment, transfer, pledge or hypothecation that is released in conjunction with the sale to Purchaser pursuant to the Master Repurchase Agreement or hereunder, and upon delivery of a Participation Certificate to Purchaser, Purchaser will be the sole owner thereof, free and clear of any lien, claim or encumbrance other than those arising under this Agreement;

(ix)Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Custodial Agreement or Seller's financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect;

(x)There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller's knowledge, threatened against or affecting Seller (or, to Seller's knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement, the Custodial Agreement or any agreement or instrument to which Seller is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, would adversely affect the proceedings of Seller in connection herewith or would or could materially and adversely affect Seller's ability to carry out its obligations hereunder;

(xi)Seller has all requisite Approvals;

(xii)The Custodian is an eligible custodian under each Agency Guide and each Agency Program, and is not an Affiliate of Seller;

(xiii)The Bank is not an Affiliate of Seller;

(xiv)The Agreement and the Custodial Agreement, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder or the Custodian, or with the intent to hinder, delay or defraud any creditor or Purchaser;

(xv) Neither Seller nor any of its Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act or as an entity under the control of an entity required to be registered as an “investment company” as defined under the Investment Company Act;

(xvi)[Reserved];

(xvii)Seller has not received from any Agency a notice of extinguishment or a notice indicating material breach, default or material non-compliance which the Agent reasonably determines may entitle an Agency to terminate, suspend, sanction or levy penalties against the Seller, or a notice from any Agency, HUD, FHA or VA indicating any adverse fact or circumstance in respect of Seller which the Agent reasonably determines may entitle such Agency, HUD, FHA or VA, as the case may be, to revoke any Approval or otherwise terminate, suspend Seller as an Agency approved issuer or servicer, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, FHA or VA, as the case may be, to terminate Seller, without any subsequent rescission thereof in such notice; and

(xviii)Seller has submitted the original Mortgage in respect of each Mortgage Loan for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors the related Mortgagor.

(b)Seller hereby represents and warrants to Purchaser and Agent with respect to each Related Mortgage Loan as of the Purchase Date for the Related Participation Certificate that:

(i)Such Mortgage Loan was, immediately prior to the sale to Purchaser of the Related Participation Certificate, owned solely by Seller, is not subject to any lien, claim or encumbrance, including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated or acquired by Seller from an Originator, underwritten and serviced in Strict Compliance and at all times remain in compliance with all applicable law and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid, and any and all rules, requirements, guidelines and announcements of the Applicable Agency, and, as applicable, the FHA and VA, as the same may be amended from time to time;

(ii)The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to the applicable Agency against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance shall be held in trust for the benefit of Purchaser. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Applicable Agency, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;

(iii)The related Mortgage is a valid first lien on the Mortgaged Property and is covered by an attorney's opinion of title acceptable to the Applicable Agency or by a policy of title insurance (or a binding commitment therefor) on a standard ALTA or similar lender's form in favor of Seller and its assigns, subject only to exceptions permitted by the applicable Agency Program. Seller shall hold for the benefit of Purchaser such policy of title insurance, and, upon request of Purchaser, shall immediately deliver such policy to Purchaser or to the Custodian on behalf of Purchaser;

(iv)Such Mortgage Loan is or will be either insured by the FHA under the National Housing Act, guaranteed by the VA under the Servicemen's Readjustment Act of 1944 or is or will be otherwise insured or guaranteed in accordance with the requirements of the applicable Agency Program and is not subject to any defect that would prevent recovery in full or in part against the FHA, VA or other insurer or guarantor, as the case may be;

(v)Such Mortgage Loan is in Strict Compliance with the requirements and specifications (including, without limitation, all representations and warranties required in respect thereof) set forth in the applicable Agency Guide;

(vi)Such Mortgage Loan conforms in all respects with all requirements of the Takeout Commitment applicable to the Security to be backed by such Mortgage Loan and such Takeout Commitment is subject to a Trade Assignment in favor of BCI. Each Takeout Commitment is valid and enforceable as against the related Takeout Investor and Seller has no knowledge that Takeout Investor will not be able to perform under the terms of such Takeout Commitment;

(vii)Such Mortgage Loan is a MERS Designated Mortgage Loan;

(viii)A MIN has been assigned by MERS and such MIN is accurately provided on the schedule of Mortgage Loans attached to the Related Participation Certificate;

(ix)Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(x)Such Mortgage Loan is being serviced by a mortgage sub-servicer having all Approvals necessary to make such Mortgage Loan eligible to back a Security;

(xi)Such Mortgage Loan is eligible for sale to, securitization by or guarantee by the Applicable Agency, and fully complies with all of the terms and conditions, including any covenants, representations and warranties, in the applicable Agency Guide;

(xii)No servicing agreement has been entered into with respect to the Mortgage Loan, or any such servicing agreement has been terminated and there are no restrictions, contractual or governmental, which would impair the ability of Purchaser or Purchaser's designees from servicing the Mortgage Loans;

(xiii)The Purchase Price of the Participation Certificate to which such Mortgage Loan relates, when added to the Aggregate MRA Purchase Price and the Aggregate EPF Purchase Price, does not exceed, the Maximum Aggregate Purchase Price;

(xiv)The Mortgage Loan shall not have been thirty (30) or more days Delinquent at any time during the twenty four (24) month period prior to the related Purchase Date; and

(xv)Such Mortgage Loan is not a Restricted Mortgage Loan.
The representations and warranties of Seller in this Section 9 are unaffected by and supersede any provision in any endorsement of any Related Mortgage Loan or in any assignment with respect to such Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty.

Section 10    Covenants of Seller. Seller hereby covenants and agrees with Purchaser and Agent for so long as any Participation Certificate remains outstanding as follows:

(a)Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer Seller's beneficial right, title and interest in and to the Related Mortgage Loans.

(b)Seller shall deliver to Purchaser and Agent :

(i)Within ninety (90) days after the end of each fiscal year of Seller, the consolidated audited balance sheets of Seller and its consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of income and change in equity showing the financial condition of Seller and its consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and a consolidated audited statement of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to Purchaser and Agent) of, an independent public accountant of national standing, which shall include KPMG LLP, PricewaterhouseCoopers LLP, Deloitte LLP, and any other similarly situated independent public account;

(ii)Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Seller, unaudited consolidated balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchaser and Agent, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of Seller (acceptable to Purchaser and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(iii)Within forty-five (45) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchaser and Agent, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, certified by a financial officer of Seller (acceptable to Purchaser and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(iv)Promptly upon receipt thereof, a copy of each other report submitted to Seller by its independent public accountants in connection with any annual, interim or special audit of Seller;

(v)Promptly upon becoming aware thereof, notice of (i) the commencement of, or any determination in, any legal, judicial or regulatory proceedings, (ii) any dispute between Seller or its Parent Company and any governmental or regulatory body, (iii) any event or condition, which, in any case of (i) or (ii), if adversely determined, would constitute a Material Adverse Effect;

(vi)Promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by its Parent Company, Seller or any of Seller's consolidated Subsidiaries in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any governmental authority succeeding to any or all of the functions of the SEC;

(vii)Promptly upon becoming available, copies of any press releases issued by its Parent Company or Seller and copies of any annual and quarterly financial reports and any reports on Form H-(b)12 which its Parent Company or Seller may be required to file with the SEC, the FDIC or the OTS or comparable reports which a Parent Company or Seller may be required to file with the SEC, the FDIC or the OTS or any other federal banking agency containing such financial statements and other information concerning such Parent Company's or Seller's business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC, the OTS, the FDIC or such other banking agency, as may be promulgated from time to time;

(viii)Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of its Parent Company, Seller or any of Seller's consolidated Subsidiaries as Purchaser or Agent may request;

(ix)Prior to the first Purchase Date hereunder and at the promptly request of Purchaser and Agent at any time thereafter, a copy of an Officer's Certificate in the form attached hereto as Exhibit G together with (1) the certificate of formation of Seller and any amendments thereto, certified by the Secretary of State of Seller's state of formation, (2) a copy of Seller's operating agreement, together with any amendments thereto, (3) a copy of the resolutions adopted by Seller's Board of Directors authorizing Seller to enter into this Agreement and the Custodial Agreement and authorizing one or more of Seller's officers to execute the documents related to this Agreement and the Custodial Agreement and (4) an opinion of Seller's counsel as to such matters as Purchaser or Agent may reasonably request (including, without limitation, with respect to Purchaser's first priority lien on and perfected security interest in the Related Mortgage Loans, a no material litigation, non-contravention, enforceability and corporate opinion with respect to Seller, an opinion that each sale of a Participation Certificate hereunder constitutes a legal true sale, an opinion with respect to the inapplicability of the Investment Company Act to Seller and its Subsidiaries, an opinion that this Agreement constitutes a “securities contract” within the meaning of the Bankruptcy Code and an opinion that no transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, in form and substance acceptable to Purchaser and Agent in their discretion and from nationally recognized counsel acceptable to Purchaser and Agent in their sole reasonable discretion. In addition, on each Purchase Date hereunder, Seller shall provide to Purchaser an Officer's Certificate in the form attached hereto as Exhibit H; and

(x)Prior to the first Purchase Date hereunder, evidence that all other actions necessary or, in the opinion of Agent, desirable to perfect and protect Purchaser's interest in the Related Mortgage Loans and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(xi)Prior to the first Purchase Date hereunder with respect to a Fannie Mae Participation Certificate, Purchaser shall have received the Fannie Mae Agreement, duly executed and delivered by the parties thereto and in full force and effect, free of any modification, breach or waiver. Prior to the first Purchase Date hereunder with respect to a Freddie Mac Participation Certificate, Purchaser shall have received the Freddie Mac Agreement, duly executed and delivered by the parties thereto and in full force and effect, free of any modification, breach or waiver.

Seller's obligation to deliver any report or other document under this Section 10(b) shall be deemed to have been satisfied if, and as of the date, such report or other document is filed with the SEC pursuant to the SEC's Electronic Data Gathering & Analysis Recovery system.
(c)Neither Seller nor any Affiliate thereof will acquire at any time any Participation Certificate or any other economic interest in or obligation with respect to any Related Mortgage Loan except for the subservicing rights relating thereto and record title to the Mortgage relating to any Related Mortgage Loan.

(d)Seller shall pay to Purchaser the following fees:

(i)As a condition precedent to the closing and effectiveness of this Agreement, if not otherwise paid pursuant to the Master Repurchase Agreement, Seller shall remit the Structuring Fee to the Purchaser on the Effective Date (as defined in the Master Repurchase Agreement).

(ii)Seller shall pay to Purchaser on the last Business Day of such quarter or Termination Date, as applicable, the Non-Utilization Fee if required under Section 2 of the Pricing Side Letter.

(iii)All payments shall be made to Purchaser in U.S. dollars, in immediately available funds, without deduction, setoff or counterclaim. Purchaser may, in its sole discretion, net the Structuring Fee and any Non-Utilization Fee from the proceeds of any Purchase Price paid by Purchaser to Seller.

(e)Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, any sale of a Participation Certificate to Purchaser.

(f)Seller will not sell any Participation Certificate to Purchaser with any intent to hinder, delay or defraud any of Seller's creditors.

(g)Seller shall take all necessary actions to maintain its Approvals at all times during the term of this Agreement. If, for any reason, Seller ceases to maintain such Approvals, Seller shall so notify Purchaser immediately.

(h)Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under, and comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business in compliance in all material respects with applicable law.

(i)Seller shall, upon request of Purchaser or Agent, promptly execute and deliver to Purchaser all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser or Agent may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(j)The Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied with all rules and procedures of MERS. In connection with the assignment of any Related Mortgage Loan registered on the MERS System, the Seller agrees that at the request of the Purchaser or Agent it will, at the Seller's own cost and expense, cause the MERS System to indicate that a beneficial interest in such Mortgage Loan has been transferred to the Purchaser in accordance with the terms of this Agreement by including in MERS' computer files (a) the code in the field which identifies the specific owner of the Related Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. The Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Related Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and the Seller shall retain its membership in MERS at all times during the term of this Agreement.

(k)Subject to the limits contained in the Pricing Side Letter and the MRA Pricing Side Letter, Seller will permit Purchaser, Agent or their respective agents or designees to perform due diligence reviews on the Related Mortgage Loans subject to each Participation Certificate purchased up to the Due Diligence Review Percentage and within thirty (30) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide Purchaser, Agent or their respective agents or designees with all loan files and other information (including, without limitation, Seller's quality control procedures and results) reasonably requested by Purchaser, Agent or their respective agents or designees. Purchaser shall bear all costs and expenses associated with such due diligence identified in this Section 10(k).

(l)Seller shall at all times maintain an Error Rate as set forth in the Pricing Side Letter.

(m)Seller shall comply with the following financial covenants:

(i)Seller's Tangible Net Worth shall at all times exceed $150,000,000;

(ii)the ratio of Seller's total Indebtedness to Tangible Net Worth shall not at any time exceed 12:1; and

(iii)Seller's Liquidity shall not be less than $20,000,000 as of the last day of any calendar month.

(n)Seller shall (i) at all times maintain copies of relevant portions of all final written Agency audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each Agency, and (ii) provide Agent with copies of such audits, examinations, evaluations, monitoring reviews and reports promptly upon receipt from any Agency or agent of any Agency.

(o)Seller shall take all actions necessary to maintain its respective Approvals.

(p)Seller shall timely pay to Purchaser all fees and actual out of pocket expenses required to be paid by Seller hereunder and under any other Program Document to Purchaser in immediately available funds, and without deduction, set-off or counterclaim in accordance with Purchaser's Wire Instructions.

Section 11    Term    This Agreement shall continue in effect until terminated as to future transactions on the Termination Date; provided, that no termination will affect the obligations hereunder as to any of the Participation Certificates then outstanding hereunder or any Security not yet delivered to the related Takeout Investor. Seller's obligations to indemnify Purchaser and Agent pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

Section 12    Set-Off    In addition to any rights and remedies of Purchaser provided by this Agreement and by law, Purchaser and its Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any Set Off Eligible Agreement, to set-off and appropriate and apply against such amount (subject to any existing limitations on recourse in connection with this Agreement) any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of Seller or any of its Subsidiaries (including, without limitation, the amount of any accrued and unpaid Completion Fees) except and to the extent that any of the same are held by Seller or such Subsidiary for the account of another Person. Purchaser may also (subject to any existing limitations on recourse in connection with this Agreement) set-off cash and all other sums or obligations owed by Purchaser or its Affiliates to Seller or its Subsidiaries hereunder or under any Set Off Eligible Agreement against all of Seller's obligations to Purchaser or its Affiliates hereunder or under any Set Off Eligible Agreement, whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser's or its Affiliate's right to recover any deficiency. Purchaser agrees to promptly notify Seller after any such set‑off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set‑off and application.

Section 13    Indemnification        Seller shall indemnify and hold Purchaser and Agent harmless against any and all Losses (including, without limitation, Losses incurred by Purchaser on account of fees paid by Purchaser to the Applicable Agency to cause the Securities to be issued or any Losses in connection with any indemnification by Purchaser of the Applicable Agency) resulting from, relating to or otherwise arising in connection with the breach or failure of Seller to perform any representation, warranty, covenant, term or condition made or obligation to be performed by Seller under this Agreement (including, without limitation, any failure to perform servicing obligations) in strict compliance with the terms of this Agreement. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 13 shall survive the termination of this Agreement.

Section 14    Exclusive Benefit of Parties; Assignment    This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assigns and shall not be deemed to give any legal or equitable right to any other person, including any Takeout Investor or the Custodian. In addition to the rights of Purchaser as provided in Section 7, without any requirement for further consent of the Seller and at no cost or expense to the Seller, each of Purchaser and Agent may, in its sole election, assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of Purchaser's or Agent's choice. Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Purchaser or Agent hereunder, and (b) Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Purchaser or Agent which assumes the obligations of Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.

The Program Documents and the Seller's rights and obligations thereunder are not assignable by Seller without the prior written consent of Purchaser and Agent. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 15    Amendments; Waivers; Cumulative Rights    This Agreement may be amended from time to time only by written agreement of Seller, Purchaser and Agent. Any forbearance, failure or delay by either party in exercising any right, power or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by either party of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of either party shall continue in full force and effect until specifically waived by such party in writing. No right, power or remedy shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred hereby or hereafter available at law or in equity or by statute or otherwise.

Section 16    Execution in Counterparts    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

Section 17    Effect of Invalidity of Provisions    In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 18    Governing Law. THE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(A)     SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(B)     CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(C)     AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 19; AND
(D)     AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
Section 19    Notices. Any notices, consents, elections, directions and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given when telecopied or delivered by overnight courier to, personally delivered to, or on the third day following the placing thereof in the mail, first class postage prepaid to, the parties hereto at the related address set forth in Annex B or to such other address as either party shall give notice to the other party pursuant to this Section. Notices to any Assignee shall be given to such address as the Assignee shall provide to Seller in writing.

Section 20    Entire Agreement. This Agreement, the Participation Certificates and the Custodial Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements between them, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 21.    Costs of Enforcement. (a) In addition to any other indemnity specified in this Agreement, Seller agrees to pay as and when billed by Purchaser or Agent all of the out-of pocket costs and expenses incurred by Purchaser and Agent in connection with the development, preparation, and execution of, and any amendment, supplement or modification to, and enforcement of this Agreement, any other related document or any other documents prepared in connection herewith or therewith. Sellers agree to pay as and when billed by Purchaser or Agent all of the out-of-pocket costs and expenses incurred in connection with the consummation, monitoring and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Purchaser and Agent and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Purchaser and Agent with respect to the Related Mortgage Loans under this Agreement.

(b)    If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser or Agent, in its sole discretion and Sellers shall remain liable for any such payments by Purchaser or Agent, as applicable. No such payment by Purchaser or Agent shall be deemed a waiver of any of Purchaser's or Agent's respective rights under this Agreement.

(c)    In addition to any other indemnity specified in this Agreement, in the event of a breach by Seller of this Agreement, the Custodial Agreement, a Participation Certificate or a Takeout Commitment, Sellers agrees to pay the reasonable attorneys' fees and expenses of Purchaser, Agent and/or any Assignee incurred as a consequence of such breach.

Section 22.    Securities Contract; Netting Agreement

(a)Seller, Purchaser and Agent recognize that each sale of a Participation Certificate (including and the related servicing rights) under this Agreement is a “securities contract” and a “master netting agreement” as those terms are defined in Section 741 and Section 101(38A)(A) of the Bankruptcy Code, respectively, and a “qualified financial contract” as that term is defined in the FDIA. Seller and Purchaser further recognize that the beneficial interest in the Related Mortgage Loans evidenced by a Participation Certificate shall constitute an “interest in a mortgage loan” as that term is used in Section and 741(7)(A)(i) of Bankruptcy Code.

(b)It is understood that the Purchaser shall have the right to liquidate, terminate and accelerate, or exercise any other remedies permitted upon the occurrence of any Servicing Termination Event, and that such liquidation, termination and acceleration rights constitute contractual rights to liquidate, terminate and accelerate the transactions under a “securities contract” and a “master netting agreement” as described in Section 555 and Section 561 of the Bankruptcy Code, respectively, and a “qualified financial contract” as described Section 1821(e)(8)(A)(i) of the FDIA.

(c)The parties hereto agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such transaction would render such definition inapplicable).

(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.

Section 23    Consent to Service. Each party irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address provided pursuant to Section 19.

*** Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Section 24    Construction. The headings in this Agreement are for convenience only and are not intended to influence its construction. References to Sections, Exhibits and Annexes in this Agreement are to the Sections of and Exhibits and Annexes to this Agreement. The Exhibits and Annexes are part of this Agreement. In this Agreement, the singular includes the plural, the plural the singular, and the words “and” and “or” are used in the conjunctive or disjunctive as the sense and circumstances may require.

Section 25    Further Assurances. Seller, Purchaser and Agent each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 26    Due Diligence. Subject to Section 10(k) and the limits contained in the Pricing Side Letter and the MRA Pricing Side Letter, (i) Purchaser, Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) Seller and its Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of its obligations under the Program Documents, and (y) the Servicing File and the Related Mortgage Loans and (ii) Seller agrees promptly to provide Purchaser, Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller's respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Related Mortgage Loans or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchaser and/or Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting any of the foregoing. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser shall enter into transactions with Seller based solely upon the information provided by Seller to Purchaser and/or Agent and the representations, warranties and covenants contained herein, and that Purchaser and/or Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Related Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchaser and/or Agent shall not reduce or limit the Seller's representations, warranties and covenants set forth herein. Seller agrees to reimburse Purchaser and/or Agent for all reasonable out‑of‑pocket due diligence costs and expenses incurred pursuant to this Section 26.

[signature page follows]

IN WITNESS WHEREOF, Purchaser, Agent and Seller have duly executed this Agreement as of the date and year set forth on the cover page hereof.

BARCLAYS BANK PLC

By: /s/ Joseph O'Doherty
Name: Joseph O'Doherty
Title: Director

NATIONSTAR MORTGAGE LLC

By:/s/ Ron Fountain

Name: Ron Fountain
Title: Vice President

Acknowledged and Agreed with respect to Section 3:

BARCLAYS CAPITAL, INC.

By: /s/ Ellen V. Kiernan
Name: Ellen V. Kiernan
Tit

Exhibit A
PARTICIPATION CERTIFICATE
POOL NO. (or Freddie Mac CONTRACT NO.):
This Participation Certificate evidences a one hundred percent (100%) undivided beneficial ownership interest in (including the right to receive the payments of principal of and interest on) the Mortgage Loans (the “Participation”) identified:
(Check Box)

(a)	Form HUD 11706 (Schedule of Pooled Mortgages);

(b)	Fannie Mae Form 2005 (Schedule of Mortgages); or

(c)	Freddie Mac Form 1034 (Fixed-Rate Custodial Certification Schedule) or Selling System computer tape.

The Participation has been sold to Purchaser pursuant to the terms of that certain Mortgage Loan Participation Purchase and Sale Agreement, dated March 25, 2011 (the “Agreement”) between Nationstar Mortgage LLC, as Seller, and Barclays Bank PLC, as Purchaser and Agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement, the terms of which are hereby incorporated by reference and made a part of this Participation Certificate.
Upon Delivery of the related Security to Purchaser or its Assignee, Purchaser's beneficial ownership interest in the Mortgage Loans evidenced in this Participation Certificate shall terminate in exchange for such Security, and this Participation Certificate shall be void and of no further effect.
This Participation Certificate may be amended only by a written agreement between Seller, Purchaser and Agent.

NATIONSTAR MORTGAGE LLC

By:
Its:
Date:

A-1

AGGREGATE PRINCIPAL BALANCES OF THE MORTGAGE LOANS (GIVING EFFECT TO PAYMENTS MADE AS OF _______, ____): $_____________________

A-2

Exhibit B

TRADE ASSIGNMENT
__________ (“Takeout Investor”)
(Address)

Attention:
Fax No.:
Dear Sirs:
Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), trade-dated _________ __, ____, to purchase $______ of __% ___ year,
(Check Box)

Government National Mortgage Association;

Federal National Mortgage Association; or

Federal Home Loan Mortgage Corporation.

mortgage-backed pass-through securities (“Securities”) at a purchase price of ___________ from _________ on (insert Settlement Date). Our intention is to assign $_____ of this Commitment's full amount, which assignment shall be effective and shall be fully enforceable by the assignee on the Settlement Date. This is to confirm that (i) the form of this assignment conforms to the SIFMA guidelines, (ii) the Commitment is in full force and effect, (iii) effective as of the Settlement Date, the Commitment is hereby assigned to Barclays Capital Inc. (“BCI”), whose acceptance of such assignment is indicated below, (iv) you will accept delivery of such Securities directly from BCI, (v) you will pay BCI for such Securities, (vi) effective as of the Settlement Date and provided the Securities have been issued, BCI is obligated to make delivery of such Securities to you in accordance with the attached Commitment and (vii) effective as of the Settlement Date and provided the Securities have been issued, you have released Seller from its obligation to deliver the Securities to you under the Commitment. Payment will be made “delivery versus payment (DVP)” to BCI in immediately available funds.Please acknowledge your acceptance of the foregoing by countersigning below and delivering an executed copy of this Trade Assignment to _______________ at fax # (___) ___-____. Notification of incorrect information or rejection of this Trade Assignment or any questions regarding this Trade Assignment should be immediately made to [_____].
Very truly yours,

NATIONSTAR MORTGAGE LLC

By:
Title:
Date:

B-1

Acknowledged and agreed to:
BARCLAYS CAPITAL INC.

By:________________________
Title:______________________
Date:______________________
Provided the Securities have been issued, notice of delivery and confirmation of receipt will be the obligations of Barclays.
Acknowledged and agreed to:
[TAKEOUT INVESTOR]

By:________________________
Title:______________________
Date:______________________

B-2

Exhibit C
DOCUMENT LIST
Seller shall deliver or cause to be delivered the following documents to Purchaser:
(i)    the fully completed and executed Participation Certificate together with the related Certified Mortgage Loan Trust Receipt (as defined in the Custodial Agreement);
(ii)    a Trade Assignment (unless Purchaser is the Takeout Investor), fully completed and duly executed by Seller and the related Takeout Investor, together with either (a) a copy of a Takeout Commitment with respect to the Security to be backed by the Mortgage Loans evidenced by such Participation Certificate or (b) a letter from Seller confirming the details of such Takeout Commitment; and
(iii)    a letter from any warehouse lender having a security interest in the Related Mortgage Loans, substantially in the form of Exhibit D, addressed to Purchaser, releasing any and all right, title and interest in such Mortgage Loans.

C-1

Exhibit D
WAREHOUSE LENDER'S RELEASE
Barclays Bank PLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention:

Gentlemen:
Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Custodial Agreement, dated as of March 25, 2011, among Barclays Bank PLC, Nationstar Mortgage LLC and Bank of New York Mellon Trust Company, N.A.
We hereby release all right, interest or claim of any kind, including any security interest or lien, with respect to the mortgage loans referenced in the attached schedule (Ginnie Mae/Fannie Mae/Freddie Mac Pool/Contract #__________), such release to be effective automatically without any further action by any party, upon payment, in one or more installments, from Barclays Bank PLC, in accordance with the Wire Instructions in effect on the date of such payment, in immediately available funds, of an aggregate amount equal to the product of A multiplied by B (such product being rounded to the nearest $0.01) multiplied by C.*
Very truly yours,

[WAREHOUSE LENDER]

*A = weighted average Trade Price (expressed as a percentage of the initial aggregate principal balance of the Mortgage Loans)
  B = principal amount of the Mortgage Loans
         backing the Security
  C = 1 minus the Discount

D-1

Exhibit E
ASSIGNMENT

FOR VALUE RECEIVED the undersigned hereby sell(s) and assign(s) and transfer(s) unto

(Please print or typewrite name and address, including postal zip code of assignee)
an undivided Participation Interest Equal to % of the beneficial interest in the Mortgage Loans relating to the within Participation Certificate, Pool No. (Freddie Mac Contract No.)          , Pass-Through Rate         , Discount             and hereby authorize(s) the transfer of registration of such interest to assignee.
[Assignor]

By:
Name:
Title:
Dated:________________

E-1

Exhibit F
FORM OF CONFIRMATION

TO:    Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attn: General Counsel
Email: annesutherland@nationstarmail.com
DATE:
RE:    Confirmation of Purchase of a beneficial interest in
Mortgage Loans relating to a Participation Certificate
Barclays Bank PLC (“Purchaser” and “Agent”) is pleased to confirm its agreement to purchase and your agreement to sell a 100% undivided, beneficial interest in the Mortgage Loans relating to a Participation Certificate relating to the pool number (or Freddie Mac Contract Number) referred to herein, pursuant to the Mortgage Loan Participation Purchase and Sale Agreement, dated as of March 25, 2011 (the “Agreement”), between Purchaser, Agent and Seller, under the following terms and conditions.

Pool No. (or Freddie Mac Contract No.)
Applicable Agency
Purchase Date
Anticipated Delivery Date
Settlement Date
Trade Price
Purchase Price:
Initial Purchase Price Installment
Final Purchase Price Installment
Face Amount of the Security_________________________
Pass Through Rate
[Other information TBD]

F-1

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed in the Agreement.
Very truly yours,

BARCLAYS BANK PLC

By:
Name:
Title:

F-2

Exhibit G
SELLER'S OFFICER'S CERTIFICATE
I, ___________, hereby certify that I am the duly elected ______________ of Nationstar Mortgage LLC, a Delaware limited liability company (“Seller”), and further certify, on behalf of Seller as follows:

1.	Attached hereto as Attachment I is a true and correct copy of the certificate of formation and operating agreement of Seller as are in full force and effect on the date hereof.

2.
Attached hereto as Attachment II is a Certificate of Good Standing of Seller, issued by the Secretary of the State of Delaware dated _______, ____. No event has occurred since _______, ____ which has affected the good standing of Seller under the laws of the State of Delaware.

3.
Each person who, as an officer or attorney-in-fact of Seller, signed (a) the Mortgage Repurchase Agreement (the “Repurchase Agreement”) dated as of March 25, 2011 by and between Seller and Barclays Bank PLC (“Purchaser” and “Agent”), (b) the Mortgage Loan Participation Purchase and Sale Agreement (the “Purchase Agreement”), dated as of March 25, 2011, by and between Seller and Purchaser and Agent; (c) the Custodial Agreement (the “Custodial Agreement”), dated as of March 25, 2011, by and among Seller, the Purchaser and Bank of New York Mellon Trust Company, N.A.; and (d) any other document delivered prior hereto or on the date hereof in connection with transactions contemplated in the Repurchase Agreement or the Purchase Agreement was, at the respective times of such signing and delivery, and is as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

4.
Attached hereto as Attachment III is a true and correct copy of the resolutions duly adopted by the board of directors of Seller on __________, ____ (the “Resolutions”) with respect to the authorization and approval of the transactions contemplated in the Repurchase Agreement and the Purchase Agreement; said Resolutions have not been amended, modified, annulled or revoked and are in full force and effect on the date hereof.

5.
All of the representations and warranties of Seller contained in the Repurchase Agreement and the Purchase Agreement were true and correct in all material respects as of the date thereof and are true and correct in all material respects as of the date hereof.

6.
Seller has performed all of its duties and has satisfied all the material conditions on its part to be performed or satisfied pursuant to the Repurchase Agreement and the Purchase Agreement on or prior to the date hereof.

7.
There are no actions, suits or proceedings pending or, to my knowledge, threatened, against or affecting Seller which, if adversely determined either individually or in the aggregate, would adversely affect Seller's obligations under the Repurchase Agreement , the Purchase Agreement or the Custodial Agreement.

8.	No proceedings that could result in the liquidation or dissolution of Seller are pending or contemplated.

9.
Incumbency of Officers. The below named persons have been duly elected or appointed, and have been duly qualified as officers of Seller holding the respective office below set opposite his or her name, and the signature below set opposite his or her name is his or her genuine signature.

Name	Office	Signature

All capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Purchase Agreement.
IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of Seller.
Dated: _________ __, ____
[Seal]
NATIONSTAR MORTGAGE LLC

By:
Name:
Title:

I, ___________________, _________ of ______________, hereby certify that ________________ is the duly elected, qualified and acting _______________ of __________ and that the signature appearing above is the genuine signature of such person.
IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: ____________ __, ____
[Seal
By:________________________________
Name:
Title:

Exhibit H
SELLER'S OFFICER'S CERTIFICATE
I, ________________, hereby certify that I am the duly elected ________________ of Nationstar Mortgage LLC, a Delaware limited liability company (“Seller”), and further certify, on behalf of Seller as follows:

1.
There has been no change in the certificate of formation and operating agreement of Seller since the date such documents were provided to the Purchaser and Agent and such documents are in full force and effect on the date hereof.

2.
No event has occurred since the date of the last good standing certificate of Seller provided to the Purchaser and Agent which has affected the good standing of Seller under the laws of the State of Delaware.

3.
All of the representations and warranties of Seller contained in Section 9(a) of the Purchase Agreement, are true and correct in all material respects as of the date hereof and all of the representations and warranties of Seller contained in Section 9(b) of the Purchase Agreement are true and correct in all material respects as to the Related Mortgage Loans subject to the Participation Certificate being sold to Purchaser on the date hereof.

4.	Seller has performed all of its duties and has satisfied all the material conditions on its part to be performed or satisfied pursuant to the Purchase Agreement on or prior to the date hereof.

5.
There are no actions, suits or proceedings pending or, to my knowledge, threatened, against or affecting Seller which, if adversely determined either individually or in the aggregate, would adversely affect Seller's obligations under the Purchase Agreement or the Custodial Agreement.

6.	No proceedings that could result in the liquidation or dissolution of Seller are pending or contemplated.

7.
Under generally accepted and regulatory accounting principles (“GAAP”) and for federal income tax purposes, Seller will report the sale of each Participation Certificate to the Purchaser as a sale of the 100% undivided beneficial ownership interest in the Mortgage Loans evidenced by that Participation Certificate. Seller has been advised by, or has confirmed with, its independent public accountants that the foregoing transactions will be so classified.

8.
Each Mortgage Loan that is subject to a Participation Certificate to be sold to the Purchaser on the date hereof was originated or by Seller or purchased from an Originator not more than (i) forty-five (45) days prior to the date hereof, with respect to Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, and (ii) sixty (60) days prior to the date hereof, with respect to Ginnie Mae Mortgage Loans. No Related Mortgage Loan was rejected for purchase or financing by any third party.

All capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Purchase Agreement.
IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of Seller.
Dated: _________ __, ____
[Seal]

NATIONSTAR MORTGAGE LLC

By:
Name
Title:

I, ___________________, _________ of ______________, hereby certify that ________________ is the duly elected, qualified and acting _______________ of __________ and that the signature appearing above is the genuine signature of such person.

IN WITNESS WHEREOF, I have hereunto signed my name.
Dated: _________ __, ____
[Seal]
By:
Name
Title:

Annex A
SELLER'S DELIVERY INSTRUCTIONS
(1)    In the case of certificated Securities, Purchaser will pick up the Securities upon receipt of notification of issuance from Seller and promptly deliver such Securities in negotiable form to:

(2)    In the case of book-entry Securities, upon receipt by Purchaser of such Securities, Purchaser will wire the Securities to:

Annex A-1

Annex B
PURCHASER NOTICES

Name:	Barclays Bank PLC - Mortgage Finance

Address:	745 Seventh Avenue, 4th Floor New York, New York 10019 Attention: Joseph O'Doherty

Telephone:	(212) 412-7990

Telecopy:	(212) 412-7333

Email:	joseph.o'doherty@barclayscapital.com

With a copy to:        Barclays Bank PLC - Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288
Barclays Capital - Operations
70 Hudson Street -7th Floor
Jersey City, New Jersey 07302
Attention: Hánsel Nieves
Telephone: (201) 499-2269
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com

Annex B-1

AGENT NOTICES

Name:	Barclays Bank PLC - Mortgage Finance

Address:	745 Seventh Avenue, 4th Floor New York, New York 10019 Attention: Joseph O'Doherty

Telephone:	(212) 412-7990

Telecopy:	(212) 412-7333

Email:	joseph.o'doherty@barclayscapital.com
With a copy to:        Barclays Bank PLC - Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288
Barclays Capital - Operations
70 Hudson Street -7th Floor
Jersey City, New Jersey 07302
Attention: Hánsel Nieves
Telephone: (201) 499-2269
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.comNATIONSTAR MORTGAGE LLC

Annex B-2

SELLER NOTICES

Name:	Nationstar Mortgage LLC

Address:	350 Highland Drive Lewisville, Texas 75067 Attention: General Counsel

Telephone:	(469) 549-2000

Telecopy:	(469) 549-2085

Annex B-3